Exhibit 10.15
SEPARATION AGREEMENT AND GENERAL RELEASE

THIS SEPARATION AGREEMENT AND GENERAL RELEASE (“Agreement”) entered into on this 22 day of December, 2009 by and between Magyar Bancorp, Inc., a Delaware corporation with its principal administrative office at 400 Somerset Street, New Brunswick, New Jersey 08901 (hereinafter “Magyar”) and Elizabeth E. Hance (“Hance”).

RECITALS

WHEREAS, Hance is employed by Magyar as President and Chief Executive Officer pursuant to the terms of an Employment Agreement dated March 16, 2006; and

WHEREAS, Magyar has decided to alter the duties and of Hance’s employment as President and Chief Executive Officer as currently provided for in the Employment Agreement between Magyar and Hance; and

WHEREAS, Hance has indicated that if her duties are changed in scope or function, she intends to invoke the provisions of Section 6 of her Employment Agreement and resign her position as President and Chief Executive Officer; and

WHEREAS, for purposes of this Agreement, Hance is represented by Elizabeth Zuckerman, Esq. and has consulted with Ms. Zuckerman regarding the terms and conditions of this Agreement;

NOW, THEREFORE, for and in consideration of the promises and mutual covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereby agree as follows:

1.           INCORPORATION OF RECITALS.  The above recitals are incorporated by reference as if set forth at length herein.

2.           LAST DAY OF EMPLOYMENT.

(a)           Employee’s last day of employment with Magyar shall be December 31, 2009.    Magyar and Hance have agreed upon this separation date in light of Magyar’s decision to alter the duties of Hance, and Hance’s decision to exercise the provision in her Employment Agreement to resign her employment in the event of a change in duties.  This separation shall not be deemed a termination for cause or termination due to a change in control.  If Hance signs this Agreement prior to December 31, 2009, the signing date shall be deemed her separation date.  Notwithstanding the December 31, 2009 separation date, Hance shall not be required to perform any services for Magyar on or after the date this Agreement is presented to her for consideration.

           (b)           Employee agrees not to apply for employment/reemployment with Magyar and acknowledges that Magyar has no obligation to hire or rehire her.

(c)           Employee agrees that she shall not participate in any way in the 2010 Annual Stockholders Meeting, and thereafter, if she participates in any meetings of stockholders, she shall do so without identifying herself as a former employee of the Bank and without the use or knowledge of any information gained as a former employee of Magyar, and pursuant to all terms and conditions of Paragraph 8.

3.           PAYMENTS TO HANCE.

(a)           As consideration for the release of claims and other covenants and actions by Hance hereunder, Magyar agrees to pay Hance severance pay in the amount of three (3) times her current base salary of $264,075.00, minus applicable payroll deductions.  Such payment shall be made in one lump sum on the first day of the seventh (7th) full month following Hance’s separation date from service, or July 1, 2010.  Hance shall also receive her Bancorp Board Retainer Fee for the fourth quarter of 2009 in the amount of $2500.00.  All such payments shall be reduced by regular and customary payroll deductions.  Magyar shall also pay Hance’s FICC Trustees and Annual fee for 2009 in the amount of $500. The payment schedule set forth herein shall assume Hance signs the Agreement at least seven (7) days prior to the payment date, such that the revocation period referenced in paragraphs 11 and 12 has expired.  No payments shall be made hereunder prior to the end of the revocation period.

(b)           Magyar shall provide Hance and her husband with continued medical and dental coverage for a maximum period of 36 months after Hance’s separation date.   Such coverage shall also include coverage, at Hance’s sole expense, for coverage for her dependent child under the provisions of COBRA.  Hance’s medical and dental coverage shall be continued under the provisions of COBRA for the maximum period allowable by law, with such COBRA payments, with the exception of payment for her dependent child, being paid by Magyar.  If Hance’s entitlement to COBRA expires prior to the ending coverage date provided herein, Magyar shall provide comparable coverage for herself and her husband through a private plan paid for by Magyar.  Hance shall have the right to assume the cost of such coverage provided hereunder after the coverage ending date provided above as otherwise allowable by law.  Magyar shall also continue life insurance coverage for Hance at present levels for a period of 36 months.

(c)           Hance shall be provided with all benefits required under the terms of Magyar’s Executive Supplemental Retirement Income Agreement; Director Supplemental Retirement Income Agreement; and Director Deferred Compensation Agreement as summarized below.  However, the plan documents will govern with regard to all obligations of the parties relating to the above plans, and in the event the summary provided herein is different, the plan documents shall govern.

(1)
Executive Supplemental Retirement Income Agreement.  Under the terms of this Agreement, Magyar shall make a final contribution of $68,994.00 to Hance’s Retirement Trust Fund attributable to Plan Year 2009 in the normal course of business.  No further contributions by Magyar shall be required.  The amount of benefits payable to Hance shall be solely governed by the terms of the Executive Supplemental Retirement Income

Agreement which is incorporated herein and shall govern for benefits provided thereunder.

(2)
Director Supplemental Retirement Income and Director Deferred Compensation Agreement.  Under the terms of these Agreements, Magyar has made a final contribution for Plan Year 2009 in the amount of $42,986.00.  In addition, Magyar shall continue to make annual interest contributions to the Director Supplement Retirement Income and Director Deferred Compensation Agreement in the amounts of 6% and 10% respectively, pursuant to the terms of those agreements which are incorporated herein and shall govern for benefits provided thereunder.  If Hance withdraws funds from either plan prior to retirement, Magyar shall not be required to make additional contributions to either plan.  However, Magyar shall be required to continue to record interest, annuitize this interest, and pay same out to Hance at retirement as provided in the plan documents.

(d)           Notwithstanding paragraphs (a), (b) and (c) above, in no event shall the payments provided for herein constitute an “excess parachute payment” under Section 280G of the Internal Revenue Code.  In order to avoid such a result, if deemed an “excess parachute payment,” such benefits shall be reduced to an amount $1.00 less than that amount deemed excessive.  The allocation of the reduction required shall be determined by Hance.

(e)           Employee acknowledges and understands that other than as specifically outlined herein, she is not entitled to any other payments or benefits from Magyar except as otherwise legally vested or required by law.  Employee specifically  understands and agrees that she shall not receive and is not entitled to receive any other payments or benefits from Magyar except as specifically outlined herein or as otherwise required by law, and that such payments as specified above, along with the other provisions herein, constitute good and sufficient consideration for entering this Agreement.

(f)           Magyar and Hance shall agree on appropriate language to be provided to the SEC regarding Hance’s separation from service with Magyar, which is both acceptable to Hance and meets all Magyar’s legal and ethical obligations to report.  Such report to the SEC shall also include a copy of a press release which shall be released by the Bank.  The substance of press release shall be that Hance has decided to leave her employment with the Bank to pursue other interests.

(g)           The separation of Hance’s employment shall have no effect on any vested rights of Hance under Magyar’s Restricted Stock Award Agreement or Equity Incentive Plan or other legally vested benefit, including Hance grandfathered pension benefits.  All Magyar’s continuing obligations under such plans shall cease as of Hance’s separation date and no further vesting shall occur.  All parties agree that Hance has received her stock award for 2009, and no further stock awards are due or owing.

(h)           All payments hereunder are subject to and conditioned upon their compliance with Section 18(k) of the Federal Deposit Insurance Act, 12 U.S.C. 1828(k), and the regulations promulgated thereunder at 12 C.F.R. part 359.

4.           MUTUAL RELEASE OF CLAIMS.

(a)           Hance knowingly and voluntarily releases and forever discharges Magyar and all of the individuals or entities who, as of the date hereof are, or at any time during Hance’s employment were, Magyar officers, directors, managers, employees, and owners (collectively, “Releasees”) of and from any and all claims, known and unknown, civil or criminal, vested or contingent against Releasees that Hance, Hance’s heirs, executors, administrators, successors, and assigns have or may have as of the date of execution of this Agreement, whether denominated claims, demands, causes of action, obligations, damages, or liabilities arising from any and all bases, however, denominated (except workers’ compensation claims) to the date of this Agreement, including but not limited to claims of harassment or discrimination, any alleged violation of: Title VII of the Civil Rights Act of 1964, as amended; Sections 1981 through 1988 of Title 42 of the United States Code, as amended; The Employee Retirement Income Security Act of 1974, as amended (except for claims for vested benefits under ERISA); The Americans with Disabilities Act of 1990, as amended; The Fair Labor Standards Act, as amended; The Occupational Safety and Health Act, as amended; The Family and Medical Leave Act of 1993, as amended; The New Jersey Law Against Discrimination, as amended; The New Jersey Minimum Wage Law, as amended; Equal Pay Law for New Jersey, as amended; The New Jersey Worker Health and Safety Act, as amended; The New Jersey Family Leave Act, as amended; The New Jersey Conscientious Employee Protection Act, as amended; any other federal, state or local civil or human rights law or any other local, state or federal law, regulation or ordinance; any public policy, contract, tort, or common law; or any allegation for costs, fees, or other expenses including attorneys’ fees incurred in these matters.  Notwithstanding the preceding, the parties hereto understand and agree that the above release will not release or waive any performance obligation of a party under this Agreement.

(b)           Hance also acknowledges and agrees to specifically waive any rights, claims or actions of any kind under the Age Discrimination in Employment Act (ADEA) against Releasees and any and all other potentially liable parties arising out Hance’s employment with or separation from Magyar up to the date of this Agreement.  Hance acknowledges that she has consulted with her attorney before signing this Agreement, and that she has had at least twenty-one (21) days to consider the terms of this Agreement prior to execution, and seven (7) days to revoke once executed.  Immaterial and material changes to this Agreement shall not toll the twenty-one (21) day period of consideration.

(c)           Magyar knowingly and voluntarily agrees to waive any and all actions it has or may have against Hance up to and including the date this Agreement is signed relating in any way to Hance’s job as President and Chief Executive Officer of Magyar.   Magyar specifically acknowledges that it has Director and Officer Insurance coverage, with appropriate tail provisions, to cover reasonable and customary claims against Hance resulting from or relating to the actions or inactions, or alleged actions or inactions of Hance during the term of her employment.

5.           WAIVER OF RIGHT TO FILE CHARGES OR COMPLAINTS. Hance specifically agrees that she waives any right she may have to file any charge or complaint on her own behalf and/or to participate as a complainant in any charge or complaint which may be made by any other person or organization on her behalf before any federal, state, or local court or administrative agency against Magyar or any of its Releasees except as such waiver is prohibited by law.  Should any such charge or complaint be filed, Hance agrees that she shall not accept any relief or recovery therefrom.   Hance confirms that no charge, complaint, or action in any forum or form has either been filed by her, on her behalf or in anyway relating to her employment with or separation from Magyar.  Except as prohibited by law, in the event that any such claim is filed, it will be dismissed with prejudice upon presentation of this Agreement and Hance will reimburse Magyar the costs, including attorneys’ fees, of defending any such action.

Employee affirms by signing this document that she has filed no actions, charges, complaints, claims or petitions against Releasees  relating to or arising out of her  employment with or separation from Magyar with any federal, state or local agency.   Hance further acknowledges that she is not currently aware of any illness or injury related to or allegedly related to her employment with or separation from Magyar.

6.           NONADMISSION OF WRONGDOING.  Hance and Magyar each agree that this Agreement shall not be deemed or construed at any time for any purpose as an admission by either party of any liability or unlawful or wrongful conduct of any kind.

7.           INDEMNIFICATION.  Hance agrees to indemnify and hold Releasees harmless from and against any suit, claim, loss, liability, cost, expense, damage, or deficiency (including, without limitation, attorneys’ fees) (a) resulting from or relating to any breach of any representation, warranty covenant or term of this Agreement by Hance; or (b) asserted or threatened by any third party resulting from or relating to the actions or inactions, or alleged actions or inactions of Hance.  Releasee may set off any amounts owed to it pursuant to this Section against amounts owed to Hance pursuant to the terms of this Agreement.  This paragraph shall not include any payments made by Hance pursuant to her mortgage agreement with Magyar.

Magyar agrees to indemnify and hold Hance harmless from and against any suit, claim, loss, liability, cost, expense, damage or deficiency resulting from any claims against Magyar or Hance relating to any actions performed or not performed by Hance as part of her duties at Magyar.  Magyar also shall continue its obligations under Section 22, Indemnification of Hance’s Employment Agreement.

8.           CONFIDENTIALITY

(a)           In addition to the understandings and agreements contained in Section 11 of Hance’s Employment Agreement which are specifically incorporated herein and which Employee shall continue to abide by,  Employee agrees that she shall not directly or indirectly use or disclose to any person, firm or corporation or entity, any Confidential Information (as hereinafter defined) of Magyar except (i) with the prior written consent of Magyar or (ii) to the extent necessary to comply with law or the valid order of a court of competent jurisdiction, in which event Hance shall notify Magyar, in writing, at least ten (10) business days prior to making such disclosure and when making such disclosure, she shall disclose only such Confidential Information which is legally required.  In addition, Hance will use her best efforts to prevent any such prohibited use or disclosure by any other person.  In addition, Hance shall not disclose the existence of this Agreement or its terms and conditions to any other individual or entity.

“Confidential Information” means all confidential and proprietary information and trade secrets of Magyar, including, but not limited to, customer lists and relationships, customer account information, service and pricing information, account and financial matters regarding Magyar, procedures and methods, information relating to Magyar work product, all processes and procedures developed by Magyar or any employee of Magyar, and other information of whatever nature that is not generally known to the public or that Hance became aware as a result of her position with Magyar.

(b)           Hance’s failure to comply with the confidentiality provisions of this Agreement and/or Section 11 of her Employment Agreement will be considered a material breach of this Agreement, will relieve Magyar of any obligation to make payments hereunder or provide benefits hereunder, and will entitle Magyar to pursue all available equitable and legal remedies, including but not limited to all damages and specific performance of the terms of this Agreement.

9.           NON-DISPARAGEMENT.   Hance agrees that she shall not at any time in any forum or manner disparage Magyar, it business practices, financial structure or soundness or in any other manner, nor disparage any of its current or former personnel, officers, directors, managers, employees and/or owners.  Hance further agrees that she shall not make, or authorize any person or entity to make, false or disparaging statements or remarks with respect to Magyar, its business, its current or former personnel, officers, directors, managers, employees and/or owners or its operations or business practices, including but not limited to the circumstances of Hance’s separation from Magyar.  As part of this Agreement, Hance agrees that she shall not discuss the reasons for her separation from service from Magyar or the effective date thereof with any person or entity other than her spouse, and legal and financial advisors.

Magyar agrees that is shall not disparage, defame or demean Hance in any forum or manner, and shall not make, or authorize any person or entity to take such action on its behalf.

10.           NON-COMPETITION.    Hance agrees to continue to be bound by Section 11, Non-Competition, contained in her Employment Agreement, including, but not limited to, her agreement not to compete with Magyar for a period of one (1) year following her termination date within 25 miles of any existing branch of Magyar or within 25 miles of any office for which Magyar has filed an application for regulatory approval to establish an office.  Hance further agrees that for a period of one (1) year following her termination date and within 25 miles of any branch as defined above, Hance shall not work for or advise, consult, or otherwise serve with, directly or indirectly, lending or other business activities of Magyar.

11.           CONSIDERATION OF AGREEMENT AND REVOCATION.  Hance shall have twenty-one (21) days from receipt of this Agreement to consider its terms before execution.  Hance may revoke this Agreement for a period of seven (7) days following the day she executes this Agreement.  Any revocation within the seven (7) day period must be submitted, in writing, to Magyar, and state “I hereby revoke my acceptance of the Separation Agreement and General Release between Magyar Bancorp and the undersigned.”  The revocation must be actually received by Joseph J. Lukacs, Jr., Chairman of the Board of Directors, Magyar Bancorp, 400 Somerset Street, PO Box 1365, New Brunswick, New Jersey 08901, via certified mail within seven (7) days of the execution of this Agreement.  If the last day of the revocation period is a weekend or legal holiday, then the revocation period will not expire until the next following day that is not a weekend or legal holiday.

12.           ENFORCEABLE DATE.  This Agreement will not become effective or enforceable until the revocation period as set forth in Section 11 has expired.  No payments required hereunder by Magyar to Hance shall be made until this seven (7) day revocation period has expired and Hance has not revoked the Agreement.

13.           GOVERNING LAW.  This Agreement will be governed by, and construed in accordance with, the laws of the State of New Jersey without reference to any conflict of law principles.

14.           ENTIRE AGREEMENT.  This Agreement contains the entire agreement between the parties concerning the transactions contemplated herein and supersedes all prior agreements or understandings between the parties hereto relating to the subject matter hereof.  No oral representation, agreement, or understanding made by a party hereto will be valid or binding upon such party or any other party hereto with the exception of those portions of the Employment Agreement between Magyar and Hance specifically referenced herein and Hance’s Executive Supplemental Retirement Income Agreement, Director Supplemental Retirement Income Agreement and Director Deferred Compensation Agreement.  Hance’s Employment Agreement shall become null and void and shall become fully and completely superseded, with the exception of Sections 10, 11 and 22 of the Employment Agreement, with the signing of this Agreement.

15.           SEVERABLE.  The provisions of this Agreement are severable, and if any part of it is found to be unenforceable, the other provisions will remain fully valid and enforceable.

16.           ACKNOWLEDGEMENT.  HANCE REPRESENTS AND AGREES THAT SHE FULLY UNDERSTANDS HER RIGHT TO DISCUSS ALL ASPECTS OF THIS AGREEMENT WITH COUNSEL; THAT SHE HAS AVAILED HERSELF OF THE RIGHT TO OBTAIN COUNSEL OF HER OWN CHOOSING; THAT EMPLOYEE HAS CAREFULLY READ AND FULLY UNDERSTANDS ALL OF THE PROVISIONS OF THIS AGREEMENT; AND THAT EMPLOYEE HAS VOLUNTARILY ENTERED INTO THIS AGREEMENT.

17.           NO RELIANCE.  Hance represents and acknowledges that in executing this Agreement, she does not rely on and has not relied on any representation or statement not set forth herein.

HANCE HAS BEEN ADVISED THAT SHE HAS TWENTY-ONE (21) DAYS TO CONSIDER THIS AGREEMENT AND HAS BEEN ADVISED IN WRITING TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTION OF THIS AGREEMENT AND SHE HAS OBTAINED COUNSEL OF HER OWN CHOOSING.  HAVING ELECTED TO EXECUTE THIS AGREEMENT, TO FULFILL THE PROMISES SET FORTH HEREIN, AND TO RECEIVE THEREBY THE SUMS AND BENEFITS SET FORTH IN THIS AGREEMENT, HANCE FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS AGREEMENT INTENDING TO WAIVE, SETTLE AND RELEASE ALL KNOWN AND UNKNOWN CLAIMS SHE HAS OR MIGHT HAVE AGAINST MAGYAR.

IN WITNESS WHEREOF, the parties have knowingly and voluntarily executed this Separation Agreement and General Release as of the date and year first above written.

MAGYAR BANCORP

By:	/s/ Joseph J. Lukacs, Jr.
Name: Joseph J. Lukacs, Jr.
Title: Chairman

EMPLOYEE:

/s/ Elizabeth E. Hance
ELIZABETH E. HANCE

STATE OF NEW JERSEY:
              :SS.:
COUNTY OF Mercer:

On this 22 day of December, 2009, before me, the undersigned, personally appeared ELIZABETH E. HANCE who, I am satisfied, is the person who signed the foregoing instrument, and she did acknowledge that she signed, sealed and delivered the same as her voluntary act and deed for the uses and purposed expressed in the instrument.

Edna M. Horan
Notary Public